EXHIBIT 99.1

Altisource Residential Corporation Announces Agreement to Acquire up to 3,500 Single Family Rental Homes; Completes Initial Closing of 757 Stabilized Rental Properties

Continues to Execute on Stated Growth Plan

CHRISTIANSTED, U.S. Virgin Islands, March 31, 2017 (GLOBE NEWSWIRE) – Altisource Residential Corporation (“RESI” or “the Company”) (NYSE:RESI) today announced that it has entered into a Purchase and Sale Agreement (the “Purchase Agreement”) to acquire up to 3,500 single family rental properties from entities sponsored by Amherst Holdings, LLC. On March 30, 2017, the Company completed the first closing under the Purchase Agreement with the acquisition of 757 stabilized rental properties for an aggregate purchase price of $106.5 million. Under the Purchase Agreement, RESI will purchase up to approximately 2,750 additional stabilized rental properties from the sellers in additional closings in 2017.

The homes purchased in this transaction will significantly increase the size of the Company’s stabilized single family rental portfolio in strategic target markets and will be consistent with RESI’s existing portfolio of quality, affordable rental homes.

“RESI continues to execute on its stated objectives. This second large acquisition from Amherst is further evidence of our ongoing commitment to strong growth and our ability to identify and acquire the right rental properties to capitalize on attractive single-family rental economics,” said George Ellison, Chief Executive Officer of RESI. “These properties are an excellent fit for the RESI brand, and we will focus on our cost-effective property management and financing structures to operate the portfolio efficiently and generate long-term value for our stockholders.”

The seller financing for this initial closing represented 75% of the purchase price and was provided pursuant to a loan agreement with a term of up to five years and a floating interest rate of one-month LIBOR plus a fixed spread of 2.75%. Each subsequent acquisition under the Purchase Agreement will be subject to the same seller financing terms as the initial loan agreement. In connection with the acquisition, RESI has again engaged the current property manager for the portfolio, Main Street Renewal, LLC, for the acquired properties. Hunton & Williams LLP acted as legal counsel to RESI for the transaction.

About RESI

RESI is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause RESI’s actual results to differ materially from these forward-looking statements may include, without limitation, RESI’s ability to implement its business strategy; its ability to make distributions to stockholders; its ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; RESI’s ability to integrate newly acquired rental assets into the portfolio; difficulties in identifying single-family properties to acquire; the impact of changes to the supply of, value of and the returns on single-family rental properties and sub-performing and non-performing loans; its ability to acquire single-family rental properties generating attractive returns and convert loans to single-family rental properties; its ability to predict costs; its ability to effectively compete with competitors; changes in interest rates and the market value of the collateral underlying RESI’s single-family properties or sub-performing and nonperforming loan portfolios; RESI’s ability to successfully modify or otherwise resolve sub-performing and non-performing loans; RESI’s ability to obtain and access financing arrangements on favorable terms, or at all; its ability to apply the net proceeds from financings in target assets in a timely manner or at all; its ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. and its affiliates to effectively perform its obligations under various agreements with RESI; the failure of Main Street Renewal LLC to effectively perform under its property management agreement with RESI; the failure of RESI’s servicers to effectively perform their servicing obligations under their servicing agreements; RESI’s failure to qualify or maintain qualification as a REIT; failure to maintain its exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in RESI’s current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. RESI undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Robin N. Lowe

Chief Financial Officer

T: 1-345-815-9919

E: Robin.Lowe@AltisourceAMC.com